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                                                                       Exhibit 6



               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 3 to the Registration Statement (Form S-6 No. 33-76432) and the related Prospectus appearing therein and pertaining to the Lincoln Life Flexible Premium Variable Life Account K, and to the use therein of our reports dated (a) February 6, 1997 with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company and for each of the three year is the period ended December 31, 1996; (b) February 7, 1996, with respect to the consolidated financial statements of the Lincoln National Life Insurance Company for each of the three years in the period ended December 31, 1995; (c) dated March 27, 1997 with respect to the financial statements of Lincoln Life Flexible Premium Variable Life Account K.

                                            /s/ Ernst & Young LLP


Fort Wayne, Indiana
April 22, 1997